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EXHIBIT 10.40.1

                            YOCCA PATCH & YOCCA, LLP

                          ATTORNEY CLIENT FEE AGREEMENT

         This Attorney Client Fee Agreement (the "Agreement") is entered into by and between Yocca Patch & Yocca, LLP (hereafter "YP&Y") and HIENERGY TECHNOLOGIES, INC. (hereinafter "Client"). This Agreement will confirm upon all parties' signatures that YP&Y has been engaged to represent Client in the below-defined Matter, subject and limited to the terms contained herein. We apologize for the formality of this Agreement, but it is our policy to set out the terms of our engagement and to obtain our client's agreement to our fee arrangements.

       SCOPE OF WORK, DUTIES AND RESPONSIBILITIES OF YOCCA PATCH & YOCCA.

         By way of this Agreement, Client is engaging YP&Y as legal counsel to represent it in connection with the following matters: securities matters and general corporate matters ("Matter").

         YP&Y agrees to and will provide legal representation of Client in connection with the foregoing Matter. The foregoing Matter represents the full scope of work for which YP&Y has been retained to provide legal services. It is expressly understood that YP&Y is not engaged to represent or advise the Client in any other matter, unless expressly agreed to IN WRITING. It is further understood and agreed that YP&Y has not been engaged to prosecute or defend any litigation or appeal that may arise from the Matter, or to enforce, or defend against, any rule, order, judgment or claim arising out of or relating to the Matter, without a separate written fee agreement.

         In the event of a new subject matter and/or a new client related to the above-defined Matter arising, Client agrees to provide YP&Y with a written request for additional representation of same. Acceptance of additional legal representation must be agreed to IN WRITING by YP&Y and Client, and said additional representation will be incorporated by reference as an Addendum hereto and thereafter will become subject to the terms and conditions of this Agreement. In unrelated matters, it may be deemed more appropriate to open a separate file with a separate engagement and fee agreement.

         In the event we are required to respond to a subpoena of our records relating to services we have performed for you, or testify by deposition or otherwise concerning such services, we will first consult with you as to whether you wish to supply the information demanded or assert your attorney-client privilege to the extent you may properly do so. It is understood that you will pay us for our time and reimburse us for expense incurred in responding to any such demand, including, but not limited to, time and expense incurred in search and photocopying costs, reviewing documents, appearing at depositions or hearings, and otherwise dealing with issues raised by the request.


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                     DUTIES AND RESPONSIBILITIES OF CLIENT.

         As a condition for representation of Client, Client agrees as follows:

         (1)  Client  shall  provide  YP&Y  such  information,   assistance  and
cooperation as is necessary for YP&Y to effectively perform its services under this Agreement;

         (2) Client shall timely pay YP&Y's bills for fees, costs and expenses;

         (3) With respect to non-litigation matters, YP&Y's fees until August 31, 2003 will be payable by delivery of promissory notes due September 15, 2003 in substantially the form accompanying this agreement and each in the original principal amount of the fees billed and dated the date of mailing of the bill;

         (4) Payment by Client of YP&Y's costs and expenses is expected prior to expenditure or immediately after request for reimbursement is made by YP&Y; and

         (5) Client shall keep YP&Y advised of Client's address, telephone number and whereabouts during the pendency of this Agreement.

                 CLIENT CONTACT FOR LEGAL SERVICES AND BILLING.

         To assist in effective client communication, client has advised YP&Y that the primary Client contact(s) shall be as follows:

                  BOGDAN C. MAGLICH
                  CHIEF EXECUTIVE OFFICER
                  HIENERGY TECHNOLOGIES, INC.
                  1601 ALTON PARKWAY, UNIT B
                  IRVINE, CA  92606

Client agrees to promptly notify YP&Y IN WRITING of any change in or addition to the above contact(s).

                  LEGAL FEES, BILLING PRACTICES, AND PERSONNEL.

         YP&Y's fees will be charged to Client on an hourly basis for all time actually expended and will be generally billed monthly with payment due within 30 days after the date of the bill. YP&Y reserves the right to impose finance and/or service charges of 1 1/2% per month on account balances not paid within 30 days of the billing statement date. It is presently anticipated that

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NICHOLAS  J.  YOCCA,  a  partner  with  YP&Y,  is  principally  responsible  for overseeing the performance of all legal services under this Agreement. Mr. Yocca and YP&Y will, however, exercise his and its respective discretion to utilize those attorneys and/or staff which it deems necessary and well suited to accomplish all necessary tasks such as would be consistent with the competent and efficient rendering of legal services.

         Subject to any signed addendum or addenda to this agreement that memorialize(s) an agreed discount, Client agrees to pay YP&Y its prevailing hourly rates for the services performed. These rates vary between $200.00 per hour and $275.00 per hour for associates (with lower rates for paralegals or clerks) depending upon the experience and background of the individual attorneys, and $375 per hour or less for partners. The current hourly rates for specific attorneys and staff who may work on the Matter will be detailed in the monthly billing statements.

         Hourly rates are reviewed periodically by YP&Y and when appropriate adjusted to reflect increases in seniority and experience, as well as inflationary factors. Such increases are ordinarily made on an annual basis, effective as of the beginning of each calendar year, although increases may occur at other times. Instead of formal notices, we include the hourly rate detail in each billing statement.

                            COSTS AND OTHER CHARGES.

         YP&Y will incur various costs and expenses in performing legal services under this Agreement. Client agrees to pay for those costs and expenses in addition to the hourly fees. Costs and expenses commonly include but are not limited to: court costs, filing and recording fees, expert witness fees, deposition fees and cost, service of process fees, other fees fixed by law or assessed by Courts or other public agencies, long distance telephone calls, messenger and delivery service fees, postage, in-house photocopying (charged at ..15 per page), outside photocopying and reproduction costs, fax transmission (charged at $1.00 for the first page and 50 cents for each page thereafter), clerical staff overtime, on-line legal research fees, travel costs (including parking, lodging, rental car, meals and incidentals), investigation fees, consultant fees, and other related costs and expenses. In many instances, rather than paying the costs of items directly and seeking client reimbursement, YP&Y will forward such invoices to the Client for direct payment or provide the Client's contact information for third parties to deliver invoices.

         Under no circumstances will extraordinary expenses and/or costs be undertaken by YP&Y absent Client's written authority or applicable written policy.

                                    RETAINER.

         A retainer is required, and is made a part of the Fee Agreement. With respect to services rendered by YP&Y to Client under this Agreement, YP&Y requires that Client deposit with YP&Y the sum of $10,000 as a legal retainer, payable in advance, and which retainer will be

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held in trust  until such time as legal  services  are no longer  required,  or, alternatively, until such time as such retainer is required to satisfy outstanding fees, or, in the further alternative, until such time as the services of YP&Y are no longer required by Client and no bill for legal services and/or costs remains outstanding. The retainer requested will be held in YP&Y's trust account for disbursement by YP&Y on either of two terms: (1) After September 15, 2003, the firm may apply the funds to pay the current balance on each statement as is rendered. Upon exhaustion of the retainer, the bills will be presented for payment in the usual fashion, and YP&Y may ask that Client renew the retainer. (2) Prior to September 15, 2003, bills shall be presented for regular payment in the usual fashion, and the retainer shall be held in trust for an indefinite period as security for payment; provided, however, in the event any bill is not timely paid (within 30 days of invoice date) by delivery of a promissory note, the retainer may be applied by YP&Y to Client's bill.

                               BILLING STATEMENTS.

         YP&Y shall send Client statements for fees and costs incurred on a periodic basis, generally monthly. The statements shall indicate the basis of the fees, including the hours worked, the billable rates charged, and a description of the work performed. More detail will be provided if requested one complete billing cycle in advance of the statement date.

         YP&Y always wants its clients to be satisfied with the reasonableness of our charges. Open and candid communication about billings is critical, and you should not harbor any unexpressed concern. As such, Client agrees to promptly notify YP&Y in writing if Client disputes any entry for legal services or costs on any statement. If Client fails to do so within 30 days of the date of the statement, then Client agrees that all such entries shall be unconditionally acknowledged as correct as between YP&Y and Client.

         Client shall have the right to request a current bill at any time covering YP&Y fees and costs to date, and YP&Y shall provide such a bill within ten (10) business days of the request.

                            DISCLAIMER OF GUARANTEE.

         YP&Y makes no promises or guarantees to Client regarding the foregoing matters, save and except for YP&Y's promise to devote its best efforts toward the legal representation of Client's interests with respect to those matters identified in the paragraph herein entitled "SCOPE OF WORK, DUTIES AND RESPONSIBILITIES OF YOCCA, PATCH & YOCCA." YP&Y comments about any given matter at any time during the performance of the services are to be regarded as merely expressions of opinion by YP&Y, and in no way should be interpreted as a promise or a guarantee. Nothing in this Agreement and nothing in YP&Y's statements to Client will be construed as a promise or a guarantee about the outcome of any given matter. Furthermore, YP&Y cannot make any guarantee as to the amount that Client will incur for attorney's fees and costs in any given matter, and such figures will wholly depend on the time and effort required to be devoted to that given matter. As is the nature of litigation and transactional matters, fees and costs could be substantial.


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                         ERRORS AND OMISSIONS COVERAGE.

         YP&Y maintains errors and omissions insurance coverage applicable to the services that will be rendered to Client by YP&Y.

                            DISCHARGE AND WITHDRAWAL.

         Client may discharge YP&Y at any time. YP&Y may withdraw from representation of Client at any time, to the extent permitted by law and the Rules of Professional Conduct, and upon reasonable notice to Client.

         In the event of such discharge or withdrawal, Client shall pay YP&Y's fees and costs in accordance with this Agreement for all work performed (and costs incurred) through the termination of YP&Y's representation of Client plus only the following:

         1) out-of-pocket costs paid after termination pursuant to pre-termination commitments;
         2) fees and costs to continue to represent Client involuntarily or pursuant to order or legal or regulatory or ethical requirement or otherwise to thereafter appear, attend, prepare for or avoid any proceeding or trial on behalf of Client or representing Client or at the request or demand of Client or its current or former owners, directors, management or affiliates.

                            WORK WITH OTHER CLIENTS.

         It is understood and agreed that YP&Y's representation of Client in the foregoing Matter is for the specific purposes set forth in the paragraph entitled "SCOPE OF WORK, DUTIES AND RESPONSIBILITIES OF YOCCA, PATCH & YOCCA." of this Agreement, and Client agrees that YP&Y may represent other parties in the future on matters which may be adverse to Client, but only so long as such future representation does not conflict with matters for which YP&Y already represents Client's interests, and so long as such future representation does not involve the actual release or use of confidential information which YP&Y gained from its representation of Client pursuant to this Agreement. Presently or in the past or future, YP&Y may represent other people and entities of any kind, some of whom may have interests actually or potentially adverse to Client's. It is incumbent upon Client to bring any such actual or perceived conflicts to YP&Y's immediate attention. YP&Y reserves its rights to withdraw from the matter described herein or obtain Client's approval to continue in such matter.


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                                   NO WAIVERS.

         A waiver by either party or a breach of any of the conditions, terms, or time requirements under this Agreement shall not be construed as waiver of any succeeding breach of the same or other conditions, terms or time requirements.

                                  INTEGRATION.

         This Agreement constitutes the entire Agreement between YP&Y and Client with respect to those matters identified in the paragraph entitled "SCOPE OF WORK, DUTIES AND RESPONSIBILITIES OF YOCCA, PATCH & YOCCA." herein.

                               DISPUTE RESOLUTION.

         Any dispute regarding our billings shall be litigated in Orange County, California under California law, with the prevailing party entitled to recover costs and attorneys' fees in connection with said dispute, including fees and costs incurred in the enforcement and/or appeal of any judgment, and including the fees normally charged by YP&Y attorneys in any action by YP&Y for recovery under this Agreement. If there is any dispute between the parties over the fees charged, the amount to be billed or the reasonable value for our services, then YP&Y agrees to submit the controversy to binding arbitration in accordance with the rules of the State Bar Fee Arbitration Program set out in Sections 6200-6206 of the California Business and Professions Code.

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Dated:  March 15, 2003                        YOCCA PATCH & YOCCA, LLP


                                              By:  /s/ NICHOLAS J. YOCCA
                                                   ---------------------
                                                       NICHOLAS J. YOCCA,

                                              Partner

AGREED AND ACCEPTED:

CLIENT(S):

HIENERGY TECHNOLOGIES, INC.


By:   /s/ BOGDAN C. MAGLICH                             Dated:  March _19_, 2003
      -------------------------------------------------
         Bogdan Castle Maglich, M.Sc., Ph.D., F.A.P.S.,
         Chairman, Chief Executive Officer and
         Chief Scientist


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